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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SUNRISE MEDICAL INC.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:




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To the stockholders of Sunrise Medical:

This letter is to notify you that we have postponed our annual shareholder meeting, originally scheduled for November 7, to a yet undetermined date. We apologize for any inconvenience that this may cause you.

On October 26, we issued the attached press release to the public. It announced that we have commenced an internal investigation of our financial controls and financial statements for previously reported periods to determine the nature and extent of accounting practices at a company subsidiary that may have been inconsistent with generally accepted accounting principles. The outside members of the company's Board of Directors are overseeing the independent investigation.

At the appropriate time, the Board of Directors will establish a new record date. Stockholders will then receive a new proxy statement, ballot and announcement of our annual meeting date. All proxy ballots previously submitted are now invalid.

Obviously, we are very disappointed that this problem has arisen. As a result of this development, I have re-assumed full responsibility for the day-to-day operations of the company. Our highest corporate priority right now is to complete this investigation, communicate to the financial community and general public any financial adjustments that may be appropriate, and take any necessary corrective action.

All of us at Sunrise Medical remain dedicated to our mission of creating products that improve people's lives. You can be sure that we will work hard to protect and enhance your investment.

Thank you for your ongoing support.

Sincerely yours,

Richard H. Chandler

[LETTERHEAD OF SUNRISE MEDICAL]

FOR IMMEDIATE RELEASE


                                                      October 26, 1995


CONTACTS:  Richard H. Chandler, chairman and chief executive officer
           Ted N. Tarbet, senior vice president and chief financial officer Sunrise Medical Inc.
           (619) 930-1500


SUNRISE MEDICAL ANNOUNCES SPECIAL COMMITTEE FORMATION
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     CARLSBAD, Calif.--Sunrise Medical Inc. (NYSE:SMD) announced today that it has commenced an internal investigation of its financial controls and financial statements for previously reported periods to determine the nature and extent of accounting practices at a Company subsidiary that may have been inconsistent with generally accepted accounting principles. The Company's Board of Directors has formed a Special Committee, consisting of outside members of the Board, to oversee the internal investigation. Based on currently available information, the net income and assets of the Company may have been overstated for previously reported periods. These overstatements may be material and may require restatements of the Company's financial statements for those fiscal years and fiscal quarters.

     Since the internal investigation is in its preliminary stage, the Company does not have an estimate of the amounts of adjustments or changes, including earnings per share, that may be required. The internal investigation is focused on the Bio Clinic and Comfort Clinic divisions of its subsidiary, Bio Clinic Corporation, although the Special Committee will vigorously pursue any other indications of financial irregularity that arise as part of its investigation.

     During the investigation, the president and chief operating officer of Sunrise Medical and two other executives, currently or previously associated with Bio Clinic, have been placed on a paid leave of absence.

     The Company expects to delay the announcement of results of operations for the three month period ended September 29, 1995 and its annual meeting of shareholders currently scheduled for November 7, 1995, pending further developments.

     Sunrise Medical designs, manufactures and markets medical products used in institutional and home care settings that address the recovery, rehabilitation and respiratory needs of the patient.

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